E*TRADE Bond Fund
Supplement dated January 5, 2004
to the Fund's Prospectus
and Statement of Additional Information
dated May 1, 2003, as supplemented August 22, 2003
*****
This Supplement further updates certain information contained in the above-dated Prospectus and Statement of Additional Information ("SAI").
At a meeting of the Board of Trustees ("Board") of E*TRADE Funds held on November 21, 2003, the Board approved several changes to the non-fundamental principal investment strategies of the E*TRADE Bond Fund ("Fund"), which were proposed by E*TRADE Asset Management ("ETAM"), the investment adviser to the Fund. Currently, the first sentence of the fourth paragraph under "PRINCIPAL INVESTMENT STRATEGIES" in the Fund's Prospectus states that "[d]uring normal market conditions, the dollar-weighted average portfolio maturity of the Fund will not exceed 10 years." The Board approved changing the term "dollar-weighted average portfolio maturity" to "dollar-weighted average effective portfolio maturity." ETAM expects that this change will provide greater flexibility in managing the Fund's portfolio and will more closely align the maturity parameters of the Fund with those of similar other bond funds. Additionally, due to the current small asset size of the Fund, the board approved ETAM's recommendation that investing in mortgage-related securities will not be a principal investment strategy for the Fund. However, the Fund will continue to be permitted to invest in mortgaged-related securities.
These changes became effective as of January 1, 2004.
PROSPECTUS
I.	As a result of the changes to the Fund's investment strategies, the discussion under "PRINCIPAL INVESTMENT STRATEGIES" and "PRINCIPAL RISKS" is replaced in its entirety by the following:
PRINCIPAL INVESTMENT STRATEGIES
Under normal market conditions, the Fund seeks to achieve its investment objective by investing at least 80% of its net assets (plus the amount of any borrowing for investment purposes) in a diversified portfolio of debt securities. The debt securities in which the Fund may primarily invest include, among others: debt securities of domestic companies and U.S. dollar denominated foreign corporate issuers; securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities; asset-backed securities; and short-term debt obligations, including repurchase agreements, commercial paper, and variable rate demand notes.
ETAM will generally invest in debt securities which are rated at the time of purchase at least BBB by Standard & Poor's ("S&P"), Baa by Moody's Investors Service, Inc. ("Moody's"), an equivalent rating by any other nationally recognized statistical rating organization ("NRSRO"), selected by ETAM or, if unrated, that ETAM determines to be of comparable credit quality. In the event that the credit rating of an investment grade security held by the Fund falls below investment grade (or, in the case of unrated securities, ETAM determines that the quality of the security has deteriorated below investment grade), the Fund will not be obligated to dispose of that security if ETAM believes the investment is appropriate. The Fund may also invest up to 5% of its total assets in debt securities rated below investment grade. In any event, the Fund will seek to maintain an average aggregate quality rating of its portfolio securities of at least A by S&P or Moody's, or an equivalent rating by any other NRSRO or, if unrated securities, of a comparable quality as determined by ETAM.
ETAM actively manages the maturity of the Fund's portfolio securities, the allocation of securities across market sectors and the selection of specific securities within market sectors. Based on fundamental, economic and capital markets research, ETAM adjusts the maturity of the Fund's assets among the broad sectors of the fixed income market.
During normal market conditions, the dollar-weighted average effective portfolio maturity of the Fund will not exceed 10 years. The maturities of the debt securities in which the Fund may invest will vary and there are no restrictions on the duration of the Fund's portfolio securities. Effective maturity of a debt security takes into account projected prepayments and call dates, if any, that reduce the stated maturity date of the debt security. In determining a debt security's maturity for purposes of calculating the Fund's dollar-weighted average effective maturity, an estimate of the average time for each debt security's principal to be paid may be used, which can be substantially shorter than the debt security's stated or final maturity. Duration is a measure of the weighted average maturity of the debt securities held by the Fund and measures the expected life of a fixed income security. Duration is used to determine the sensitivity of a security's price to changes in interest rates. The longer the duration of the Fund, the more sensitive its market value will be to changes in interest rates. For example, if interest rates decline by 1%, the market value of a portfolio with a duration of five years would rise by approximately 5%. Conversely, if interest rates increase by 1%, the market value of the portfolio with a duration of five years would decline by approximately 5%.
OTHER INVESTMENT STRATEGIES
The Fund may use derivatives (including options, securities index options, swaps and options on futures contracts) for hedging or other protective purposes. The Fund also may seek to protect the value of its investments from interest rate fluctuations by entering into various hedging transactions, such as interest rate swaps and the purchase or sale of interest rate caps and floors, although there can be no assurances that the Fund's investments will be hedged at any given time or that any hedging transactions will be successful.
For purposes of realizing additional income, the Fund may lend securities to broker-dealers and other financial institutions deemed by ETAM to be of good standing. The Fund also may invest in mortgage-related securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, and mortgage-related securities issued by private issuers and guarantors.
The Fund may temporarily invest, without limitation, in high-quality money market instruments for defensive purposes in response to adverse market, economic and other conditions that could expose the Fund to a decline in value or to provide liquidity.
PRINCIPAL RISKS
Like all funds, the Fund's net asset value ("NAV") will fluctuate with the value of its assets and will move up and down in reaction to bond market movements, broader market and economic conditions, or other factors that affect particular securities. This means that you could lose money over short periods, and perhaps over longer periods during extended bond market downturns. There is no assurance that the Fund will achieve its investment objective.
Asset Class and Security Selection Risks. Whenever the Fund's fixed-income securities perform worse than equity securities, the Fund may perform worse than equity funds. In addition, because of ETAM's choice of portfolio securities, the Fund's specific fixed income securities may also underperform other bond funds or benchmarks that are representative of the general performance of the Fund's fixed-income securities.
Fixed Income Risks. The Fund's performance will be affected by changes in interest rates, credit risks of the issuer, the duration and maturity of the Fund's fixed income holdings, and adverse market and economic conditions.
Other risks that relate specifically to the Fund's fixed income investments include:
Interest Rate Risk. The price of a bond or a fixed income security is dependent upon interest rates. A rise in interest rates causes the value of a bond to decrease, and vice versa. The longer the term of a bond or fixed income instrument, the more sensitive it will be to fluctuations in value as a result of interest rate changes. Changes in interest rates may have a significant effect on the Fund's holding a significant portion of its assets in fixed income securities with long term maturities.
Credit Risk. Because debt securities, securities loans and repurchase agreements involve a promise by a third party to honor an obligation to the Fund, the Fund could lose money if the issuer or guarantor of a debt security, or the counterparty to a securities loan or repurchase agreement is unable or unwilling to make timely principal and/or interest payments, or otherwise honor its financial obligations.
Investment Grade Securities Risk. Debt securities are generally rated by NRSROs. The Fund may invest in debt securities rated "BBB" by S&P or Baa by Moody's or an equivalent rating by any other NRSRO selected by ETAM or, with respect to unrated securities, of similar quality as determined by ETAM.
These debt securities are considered investment grade and are regarded as having an adequate capacity to pay interest and repay principal. Although they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt securities in this category than for debt securities in higher rated categories.
Prepayment and Extension Risks. The Fund's investments in asset-backed securities are subject to the risk that the principal amount of the underlying obligation may be repaid prior to the security's maturity date and thus shortening the life of these securities. This is known as prepayment risk. Such repayments are common when interest rates decline. When such a prepayment occurs, no additional interest will be paid on the investment and the Fund would need to reinvest the monies received from the pre-paid securities at the newer, lower interest rates.
On the other hand, because rising interest rates tend to extend the duration of the asset-backed securities, these securities are even more susceptible to interest rate changes, may exhibit additional volatility and will have reduced returns if the owners of the underlying obligations pay off their obligations later than anticipated. This is known as extension risk.
U.S. Government Securities Risk. Securities issued by the U.S. Government, its agencies or instrumentalities may vary in terms of the degree of support afforded by the U.S. Government. Some U.S. Government securities may be supported by the full faith and credit of the U.S. Treasury, such as U.S. Treasury bills, notes and bonds and GNMA certificates. Some agency securities are supported by the agency's right to borrow from the U.S. Treasury under certain circumstances, such as those issued by the Federal Home Loan Banks. Still others are supported only by the discretionary authority to purchase the agency's obligations, such as those issued by the Federal National Mortgage Association, or by the credit of the agency that issued them, such as those issued by the Student Loan Marketing Association. Because there is no guarantee that the U.S. Government will provide support to such agencies, such securities may involve risk of loss of principal and interest. Current market prices for U.S. Government securities are not guaranteed and the value of such securities will fluctuate.
OTHER RISKS
Derivatives Risk. Derivatives are financial contracts whose value depends on, or is derived from the value of an underlying asset, reference rate or index. Derivatives include options, securities index options, swaps and options on futures contracts. The Fund can use derivatives involving U.S. Government and foreign government securities and currencies. Investments in derivatives can significantly increase the Fund's exposure to market risk, or credit risk of the counterparty. Derivatives also involve the risk of mispricing or improper valuation and the risk that changes in value of the derivative may not correlate perfectly with the relevant assets, rates and indices.
Securities Lending Risk. Any loans of portfolio securities made by the Fund will be continuously secured by collateral at least equal to the value of the security loaned. Such collateral will be in the form of cash, marketable securities issued or guaranteed by the U.S. Government or its agencies, or a standby letter of credit issued by qualified banks. The risks in lending portfolio securities, as with other extensions of secured credit, consist of possible delay in receiving additional collateral or in the recovery of the securities or possible loss of rights in the collateral should the borrower fail financially. Loans will only be made to firms deemed by ETAM to be of good standing and will not be made unless, in the judgment of ETAM, the consideration to be earned from such loans justifies the risk.
Fixed Income Risks. As discussed above in this Prospectus under the Fund's investments in mortgage-backed securities are subject to the various risks discussed under the heading "Fixed Income Risks," including in particular Prepayment and Extension Risks.
Portfolio Turnover. Generally, the Fund does not purchase securities for short-term trading. However, when appropriate, the Fund will sell securities without regard to length of time held. A high portfolio turnover rate may increase transaction costs, which could adversely affect Fund performance, and could result in increased taxable gains and income to shareholders.
Change in Investment Objective. Although there is no current intention to do so, the Fund's investment objective may be changed by the Board without shareholder approval upon 60 days' prior written notice of such change being provided to shareholders.
II. In connection with the changes discussed above to the principal investment strategies of the Fund, the Board also approved changing the Fund's benchmark index from the Lehman Brothers Intermediate U.S. Aggregate Index to the Lehman Brothers Intermediate Government/Credit Index, effective January 1, 2004. This change was approved by the Board based on the recommendation of ETAM that the Lehman Brothers Intermediate Government/Credit Index will more accurately reflect the Fund's revised principal investment strategies. As a result:
(a) The reference to the "Lehman Brothers Intermediate U.S. Aggregate
Index" in the second sentence under "FUND PERFORMANCE" is changed to "Lehman Brothers Intermediate Government/Credit Index."
(b) Footnote number 2 is added to the "Since Inception" heading in the second column in table titled "Average Annual Total Returns" and the last two rows of the table are replaced with the following:

                             One Year        Since Inception
                          (ended 12/31/02)     (8/13/99) 2


Lehman Brothers Intermediate
Government/Credit Index
(current index)3                9.84%             8.91%
Lehman Brothers Intermediate
U.S. Aggregate Index
(previous index)3               9.49%             9.00%

2 Prior to November 16, 2001, the Fund was a passively managed index fund designed to track the Lehman Brothers Government/Credit Bond Index, which is an unmanaged, composite index of the U.S. bond market containing over 5,300 issues. On November 16, 2001, the Fund became an actively managed fund and changed its benchmark index to the Lehman Brothers Intermediate U.S. Aggregate Index. The Lehman Brothers Intermediate U.S. Aggregate Index is an unmanaged index comprised of intermediate U.S. investment-grade fixed rate bonds.
3 On November 21, 2003, the Fund's Board determined that, effective January
1, 2004, the Fund's benchmark index should be changed from the Lehman Brothers Intermediate U.S. Aggregate Index to the Lehman Brothers Intermediate Government/Credit Index. ETAM recommended this change in the comparative benchmark because it believes that the Lehman Brothers Intermediate Government/Credit Index provides a more accurate comparative benchmark for the Fund as a result of certain changes to the principal investment strategies. The Lehman Brothers Intermediate Government/Credit Index is an unmanaged, composite index of the U.S. bond market containing over 3,100 issues. An investor cannot invest directly in an index. Index returns assume reinvestment of dividends and, unlike Fund returns, do not reflect any fees or expenses.
SAI
On page 3 of the SAI, the following sentence is added as the first sentence of the third paragraph under the heading "HISTORY OF THE E*TRADE BOND FUND":
As of January 1, 2004, the Fund changed its benchmark to the Lehman Brothers Intermediate Government/Credit Index.
*	*	*	*	*	*
You may obtain a copy of the Fund's Prospectus and SAI, as supplemented, without charge, at our website (www.etrade.com). Information on the website is not incorporated by reference into the Prospectus or SAI unless specifically noted.





























Filed Pursuant to Rule 497(e)
Registration File No. 333-66807
E*TRADE Technology Index Fund
( "Fund")
Supplement dated August 22, 2003 to the Fund's Prospectus
 and Statement of Additional Information
dated May 1, 2003
*****
This Supplement updates certain information contained in the above-dated Prospectus and Statement of Additional Information.

In connection with meetings of the Board of Trustees of E*TRADE Funds ("Trust") held on July 14, 2003 and August 19, 2003, the Board approved the termination of the current investment sub-adviser of the Fund, Barclays Global Fund Advisors ("BGFA"), effective as of September 15, 2003. The Board terminated the sub-advisory agreement with BGFA primarily because BGFA had previously informed E*TRADE Asset Management, Inc. ("ETAM"), the Fund's investment adviser, that, for internal business reasons, BGFA no longer wished to continue certain of its third party sub-advisory relationships, including its relationship with the Fund. The Board then approved the Fund entering into an interim sub-advisory agreement with World Asset Management ("WAM") in accordance with Rule 15a-4 under the Investment Company Act of 1940, as amended ("1940 Act"). The Board determined that retaining WAM as the sub-adviser to ETAM and the Fund would be in the best interests of the Fund and its shareholders because of, among other things, WAM's historical performance and experience in providing investment sub-advisory services to index funds, the nature and quality of the services proposed to be provided by WAM and the fact that having a single investment adviser as sub-adviser to the Fund and the other index funds of the Trust would allow the Fund (and those other index funds) to achieve certain operational efficiencies. However, because Rule 15a-4 provides that an interim advisory agreement may be in effect for no longer than 150 days, shareholders in the Fund, will be asked to approve a new sub-advisory agreement among the Trust, ETAM and WAM. Accordingly, in light of the Board's termination of BGFA as the sub-adviser for ETAM and the Fund, under the heading "FUND MANAGEMENT" on page 8 of the Fund's Prospectus, all references to BGFA are no longer applicable. In addition, the section titled "SUB-ADVISER" on page 8 of this Prospectus is replaced in its entirety with the following:

ETAM has entered into a sub-advisory agreement ("Sub-advisory Agreement") among the Trust, on behalf of the Fund, ETAM and World Asset Management ("WAM") under which ETAM has delegated the day-to-day discretionary management of the Fund's assets to WAM. WAM, is a division of Munder Capital Management ("MCM") and is located at Brown Street Center, 255 East Brown Street, Suite 300, Birmingham, MI 48009-6209. MCM is a general partnership minority owned by Munder Capital employees and majority owned by Comerica Bank. As of March 31, 2003, WAM provided investment advisory services for over $11.4 billion of assets.
ETAM will pay WAM a sub-advisory fee out of its investment advisory fee at an annual rate of 0.12% of the Technology Fund's average daily net assets. WAM is not compensated directly by the Fund. The Sub-advisory Agreement may be terminated by the Board upon 60 days written notice.
In connection with the July 14, 2003 and August 19, 2003 Board meetings, the Board authorized the Fund to solicit the approval of the shareholders of the Fund to: (i) consider and approve a new investment sub-advisory agreement among the Trust, ETAM and WAM; (ii) grant permission to the Trust and to ETAM, in its role as investment adviser to the Fund, subject to approval of the Board of Trustees (without obtaining further shareholder approval) and upon the receipt of exemptive relief by the Securities and Exchange Commission, to:
(a) select new or additional investment sub-advisers for the Fund; (b) enter into new sub-advisory agreements and materially modify existing investment sub-advisory agreements; and (c) terminate and replace investment sub-advisers, provided any such sub-advisers are not affiliated persons of ETAM or the Fund; (iii) consider and approve the amendment of certain fundamental investment policies of the Fund; and (iv) consider and approve the reclassification of the investment objectives for the Fund from fundamental to non-fundamental.

The Fund has set October 29, 2003 as the meeting date for a Special Meeting of Shareholders ("Special Meeting"), at which all persons who are shareholders of record of the Fund as of September 3, 2003 ("Record Date") will be asked to approve each of the proposals noted above. Each proposal will be described in greater detail in a proxy statement, that will be provided to shareholders of record as of the Record Date. If the proposals are approved by shareholders, the proposals will take effect promptly thereafter. The Prospectus and Statement of Additional Information will be revised to reflect all proposals that are approved by shareholders.

Finally, in connection with the July 14, 2003 and August 19, 2003 Board meetings, the Board decided to terminate the existing service agreements with Investors Bank and Trust Company ("IBT") effective on or about November 7, 2003 and approve certain changes to the Trust's Custody, Fund Accounting and Fund Services Agreements with the Bank of New York ("BNY"), that would expand the services provided to the Fund by BNY to include all of the services that are currently provided to the Fund by IBT under its service agreements with the Fund. The Board determined that having a single custodian, fund accounting agent and sub-administrator for all of the series of the Trust would enhance operational efficiencies and promote administrative ease for the Fund and the Trust, at fees which, as a whole, are expected to be somewhat lower than those paid to IBT. Accordingly on or about September 15, 2003, the section under the heading "CUSTODIAN, FUND ACCOUNTING SERVICES AGENT AND SUB-ADMINISTRATOR" on approximately page 44 of the E*TRADE Technology Fund's Statement of Additional Information is replaced in its entirety with the following:

The Bank of New York ("BNY"), One Wall Street, New York, NY, 10286, serves as custodian of the assets of the Fund. BNY has custody of all securities and cash of the Fund, delivers and receives payment for securities sold, receives and pays for securities purchased, collects income from investments, and performs other duties, all as directed by the officers of the Trust. The custodian has no responsibility for any of the investment policies or decisions of the Fund.
BNY also acts as the Fund's Accounting Services Agent and Sub-compliance with the Trust's trust instrument and by-laws, the investment policies of the Funds, and the 1940 Act and rules thereunder; (2) calculates the Fund's yield and total return; (3) determines amounts available for distribution to shareholders; (4) assists ETAM in the preparation of Board meeting materials and minutes and the Fund's prospectuses, SAIs, and annual and semi-annual reports; (5) provides legal administrative services to the Fund, including the preparation of regulatory filings made by the Fund; and
(6) prepares tax returns for the Fund. For its services in each of these capacities, BNY is compensated directly by the Fund.
In addition, on or about November 7, 2003, all references to IBT will no longer be applicable and should be replaced with BNY.

You may obtain a copy of the Fund's SAI, as supplemented, without charge, at our Website (www.etrade.com). Information on the Website is not incorporated by reference into the Prospectus or SAI unless specifically noted.






















Filed Pursuant to Rule 497(e)
Registration File No. 333-66807
E*TRADE S&P 500 Index Fund
("Fund")
Supplement dated August 22, 2003 to the Fund's Prospectus
 and Statement of Additional Information
dated May 1, 2003
*****
This Supplement updates certain information contained in the above-dated Prospectus and Statement of Additional Information.

The Fund is currently a feeder fund in a master-feeder structure, which means that it invests all of its assets in shares of a corresponding master portfolio ("Master Portfolio"), a series of Master Investment Portfolio ("MIP"). In connection with meetings of the Board of Trustees of E*TRADE Funds ("Trust") held on July 14, 2003 and August 19, 2003, the Board determined that it was in the best interest of the Fund and its shareholders to restructure the Fund from a feeder fund to a stand-alone fund advised by E*TRADE Asset Management, Inc. ("ETAM") and sub-advised by World Asset Management ("WAM"). The Board approved this restructuring because: (i) the master-feeder structure significantly limits the Board's and ETAM's ability to manage the business operations of the Fund from a strategic planning standpoint or to respond to changing market place or regulatory conditions; and (ii) having a single investment adviser as the sub-adviser to the Fund and the other index funds of the Trust would allow the Fund (and those other index funds) to achieve certain operational efficiencies.

Under the proposed management structure, the Fund will seek to meet its investment objective through direct investment in securities (with the assistance of WAM, as sub-adviser) rather than by investing all of its assets in the Master Portfolio. As a result, ETAM will provide increased investment advisory and administrative services and will also supervise WAM. As a result, shareholders in the Fund will be asked to approve a new investment advisory agreement between the Trust and ETAM as well as a new investment sub-advisory agreement among the Trust, ETAM and WAM.

WAM is a division of Munder Capital Management ("MCM"), and is located at Brown Street Center, 225 East Brown Street, Suite 300, Birmingham, MI 48009-6209. MCM is a Delaware general partnership minority owned by Munder
Capital employees and majority owned by Comerica Bank. As of March 31, 2003, WAM provided investment advisory services for over $11.4 billion in assets.

The current advisory fee under the current advisory agreement is 0.07% of the Fund's average daily net assets, with 0.05% paid at the Master Portfolio level and 0.02% paid to ETAM at the feeder fund level. This fee structure was designed with the Fund as a passively managed feeder fund. Upon the withdrawal of the Fund from its Master Portfolio and the approval of the new investment advisory agreement with ETAM and the investment sub-advisory agreement with WAM, the entire investment advisory fee would be paid to ETAM and ETAM would pay a sub-advisory fee of 0.03% of the Fund's average daily net assets to WAM. Additionally, because of the increased administrative responsibility placed on ETAM as a result of the stand-alone structure, the administrative fee paid to ETAM for administrative services rendered to the Fund will increase from its current level of 0.10% of the Fund's average daily net assets to 0.15% of the Fund's average daily net assets, consistent with the administrative fees paid to ETAM by similarly structured series of the Trust.

In connection with the July 14, 2003 and the August 19, 2003 Board meetings, the Board authorized the Fund to solicit the approval of the shareholders of the Fund to: (i) consider and approve a new investment sub-advisory agreement among the Trust, ETAM and WAM; (ii) grant permission to the Trust and to ETAM, in its role as investment adviser to the Fund, subject to approval of the Board of Trustees (without obtaining further shareholder approval) and upon the receipt of exemptive relief by the Securities and Exchange Commission, to:
(a) select new or additional investment sub-advisers for the Fund; (b) enter into new investment sub-advisory agreements and materially modify existing investment sub-advisory agreements; and (c) terminate and replace investment sub-advisers, provided any such sub-advisers are not affiliated persons of ETAM or the Fund; (iii) consider and approve a new investment advisory agreement between ETAM and the Trust on behalf of the Fund; (iv) consider and approve the reclassification of the investment objectives of the Fund from fundamental to non-fundamental; and (v) consider and approve changes to certain of the fundamental investment policies of the Fund.

The Fund has set October 29, 2003 as the meeting date for a Special Meeting of Shareholders ("Special Meeting"), at which all persons who are shareholders of record of the Fund as of September 3, 2003 ("Record Date") will be asked to approve the proposals noted above. Each proposal will be described in greater detail in a proxy statement which will be provided to shareholders of record as of the Record Date. If the proposals are approved by shareholders, the proposals will take effect promptly thereafter. The Prospectus and Statement of Additional Information will be revised to reflect all proposals that are approved by shareholders.

Finally, in connection with the July 14, 2003 and August 19, 2003 Board meetings, the Board also decided to terminate the existing service agreements with Investors Bank and Trust Company ("IBT") effective on or about
November 7, 2003 and to approve certain changes to the Trust's Custody, Fund Accounting and Fund Services Agreements with the Bank of New York ("BNY"), that would expand the services provided to the Fund by BNY to include all the services that are currently provided to the Fund by IBT under its service agreements with the Fund. The Board determined that having a single custodian, fund accounting agent and sub-administrator for all of the series of the Trust would enhance operational efficiencies and promote administrative ease for the Fund and the Trust, at fees which, as a whole, are expected to be somewhat lower than those paid to IBT. Accordingly, on or about November 7, 2003, the section under the heading "CUSTODIAN, FUND ACCOUNTING SERVICES AGENT AND SUB-ADMINISTRATOR" on approximately page 44 of the E*TRADE S&P 500 Index Fund's Statement of Additional Information is replaced in its entirety with the following:

The Bank of New York ("BNY"), One Wall Street, New York, NY, 10286, serves as custodian of the assets of the Fund. BNY has custody of all securities and cash of the Fund, delivers and receives payment for securities sold, receives and pays for securities purchased, collects income from investments, and performs other duties, all as directed by the officers of the Trust. The custodian has no responsibility for any of the investment policies or decisions of the Fund.
BNY also acts as the Fund's Accounting Services Agent and Sub-Administrator and, among other things: (1) conducts a portfolio review to monitor compliance with the Trust's trust instrument and by-laws, the investment policies of the Funds, and the 1940 Act and rules thereunder; (2) calculates the Fund's yield and total return; (3) determines amounts available for distribution to shareholders; (4) assists ETAM in the preparation of Board meeting materials and minutes and the Fund's prospectuses, SAIs, and annual and semi-annual reports; (5) provides legal administrative services to the Fund, including the preparation of regulatory filings made by the Fund; and (6) prepares tax returns for the Fund. For its services in each of these capacities, BNY is compensated directly by the Fund.
In addition, on or about November 7, 2003, all references to IBT will no longer be applicable and should be replaced with BNY.

You may obtain a copy of the Fund's SAI, as supplemented, without charge, at our Website (www.etrade.com). Information on the Website is not incorporated by reference into the Prospectus or SAI unless specifically noted.







As a result of the special meeting of shareholders of the Funds held on October 29, 2003, the Fundamental Investment Restrictions are now as follows:

Unless noted otherwise, if a percentage restriction is adhered to at the time of investment, a later increase or decrease in percentage resulting from a change in a Fund's assets (i.e., due to cash inflows or redemptions) or in market value of the investment or a Fund's assets will not constitute a violation of that restriction.

Unless indicated otherwise below:

1. The International Fund, the S&P 500 Fund and Technology Fund may not "concentrate" its investments in a particular industry, as that term is used in the 1940 Act and as interpreted, modified, or otherwise permitted by any regulatory authority having jurisdiction from time to time, except that there shall be no limitation with respect to investments in:
(i) securities of other investment companies;
(ii) securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities; or
(iii)repurchase agreements (collateralized by securities issued by the U.S.Government, its agencies or instrumentalities), and provided further that, if either Fund's investment objective is to track the performance of a particular index, that Fund reserves the right to concentrate in any particular industry or group of closely related industries to the same extent that securities of the companies within a particular industry or group of closely related industries comprise the respective index whose performance that Fund seeks to track.

     The Russell 2000 Fund may not concentrate its investments in a particular industry, as that term is used in the 1940 Act and as interpreted or modified by any regulatory authority having jurisdiction, from time to time except that there shall be no limitation with respect to investments in (i) obligations of the U.S. Government, its agencies or instrumentalities (or repurchase agreements thereto); or (ii) any particular industry or group of closely related industries to approximate the extent that the companies whose stocks comprise the Russell 2000 Index (as applicable), or another index that it is the objective of the Fund to track, before fees and expenses, belong to a particular industry or group of closely related industries.

2. The International Fund, the S&P 500 Fund and the Russell 2000 Fund each shall be a "diversified company" as that term is defined in the 1940 Act.

3. The International Fund, S&P 500 Fund and the Technology Fund may not borrow money, except to the extent permitted under the 1940 Act, including the rules, regulations and any orders obtained there under.

The Russell 2000 Fund may not borrow money, except as permitted under the 1940 Act and as interpreted and modified by any regulatory authority having jurisdiction, from time to time.

4. The Funds may not issue senior securities, except as permitted under the 1940 Act and as interpreted, modified, or otherwise permitted by any regulatory authority having jurisdiction, from time to time.

5. The Funds may not make loans except as permitted under the 1940 Act, and as interpreted, modified, or otherwise permitted by any regulatory authority having jurisdiction, from time to time. For purposes of this limitation, entering into repurchase agreements, lending securities and acquiring debt securities are not deemed to be making loans.

6. The International Fund, the S&P 500 Fund and the Technology Fund may not engage in the business of underwriting securities issued by others, except to the extent that the purchase of permitted investments directly from the issuer thereof or an underwriter for the issuer and the later disposition of such portfolio securities may be deemed an underwriting.

The Russell 2000 Fund may not engage in the business of underwriting securities issued by others, except to the extent that the Fund may be deemed to be an underwriter in connection with the disposition of portfolio securities.

7. Each Fund may not purchase or sell real estate, which term does not include securities of companies that deal in real estate or mortgages or investments secured by real estate or interests therein, except that each Fund reserves freedom of action to hold and to sell real estate acquired as a result of the Fund's ownership of securities.

8. Each Fund may not purchase physical commodities or contracts relating to physical commodities.